UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G/A
                                 AMENDMENT NO. 1

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              NEOMAGIC CORPORATION
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $.01 PER SHARE
                         (Title of Class of Securities)

                                   0640497202
                                 (CUSIP Number)

                                December 31, 2007
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)
      |X|   Rule 13d-1(c)
      |_|   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 640497202
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1.    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON

      AIGH INVESTMENT PARTNERS, LLC
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2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) |_|
                                                                      (b) |_|
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3.    SEC USE ONLY


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4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
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                  5.  SOLE VOTING POWER

                      200,000(1)
  NUMBER OF       --------------------------------------------------------------
   SHARES         6.  SHARED VOTING POWER
BENEFICIALLY
  OWNED BY            200,000(1)
    EACH          --------------------------------------------------------------
  REPORTING       7.  SOLE DISPOSITIVE POWER
   PERSON
    WITH:             200,000(1)
                  --------------------------------------------------------------
                  8.  SHARED DISPOSITIVE POWER

                      200,000(1)
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9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.

      200,000(1)
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10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*

                                                                             |_|
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11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9.

      1.6%
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12.   TYPE OF REPORTING PERSON*

      OO
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                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1)   Includes 200,000 shares issuable upon exercise of warrants.

SCHEDULE 13G

Item 1(a)   Name of Issuer:

            NeoMagic Corporation

Item 1(b)   Address of Issuer's Principal Executive Offices:

            3250 Jay Street, Santa Clara, California 95054

Item 2(a)   Names of Persons Filing:

            AIGH Investment Partners, LLC

            Orin Hirschman is the managing member of AIGH Investment Partners, LLC.

Item 2(b)   Addresses of Principal Business Offices:

            The principal business office of AIGH Investment Partners, LLC is 6006 Berkeley Ave., Baltimore, MD 21209.

Item 2(c)   Citizenship:

            AIGH Investment Partners, LLC is a Delaware limited liability company.

Item 2(d)   Title of Class of Securities:

            Common Stock

Item 2(e)   CUSIP Number:

            640497202

Item 3 If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

            N/A

Item 4.     Ownership

            a. Amount Beneficially Owned:

            200,000(1) shares

            b. Percent of class

            1.6%

            c. Number of shares as to which AIGH Investment Partners, LLC has:

                  i. Sole power to vote or to direct the vote

                  200,000(1)

                  ii. Shared power to vote or to direct the vote

                  200,000(1)

                  iii. Sole power to dispose or to direct the disposition of

                  200,000(1)

                  iv. Shared power to dispose or to direct the disposition of

                  200,000(1)

Item 5.     Ownership of Five Percent or Less of a Class:

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. |X|

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

            N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person:

            N/A

Item 8.     Identification and Classification of Members of the Group.

            N/A

Item 9.     Notice of Dissolution of Group:

            N/A

Item 10.    Certification:

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Signature

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 27, 2008

                                                AIGH INVESTMENT PARTNERS, LLC

                                                By: /s/ Orin Hirschman
                                                    ------------------
                                                Title: Managing Member